Ruby Tuesday, Inc.
Projected Condensed Consolidating Balance Sheet (unaudited)
As of end of First Quarter Fiscal 2004
(amounts in thousands)

Assets	Ruby Tuesday, Inc.	Franchise Partnerships	Eliminations		Consolidated Ruby Tuesday, Inc.
Cash and short-term investments	$5,600	$3,300			$8,900
Account and notes receivable	13,600	2,400	$(2,000)	A	14,000
Inventories	12,000	5,500			17,500
Income Tax Receivable	6,600	--			6,600
Prepaid Rent	2,900	1,600			4,500
Assets held for disposal	5,200	--			5,200
Other Current Assets	4,600	1,800			6,400

Total Current Assets	50,500	14,600	(2,000)		63,100

Property and Equipment, Net	690,700	168,700	5,800	B	865,200
Goodwill, Net	7,800	38,900	(38,900)	C	7,800
Notes Receivable, Net	37,200	--	(35,300)	D	1,900
Other Assets	49,100	7,300	(12,900)	E	43,500

Total Assets	835,300	229,500	(83,300)		981,500

Liabilities
Current Portion of Long-Term Debt	500	33,500	(1,800)	F	32,200
Other Current Liabilities	85,800	14,600	(200)	G	100,200
Long-Term Debt	205,400	177,900	(41,000)	H	342,300
Deferred Income Taxes	41,100	--	(7,850)	I	33,250
Other Deferred Liabilities	59,500	4,900	(2,000)	J	62,400

Total Liabilities	392,300	230,900	(52,850)		570,350

Minority interest	--	--	7,900	K	7,900

Shareholders' Equity	443,000	(1,400)	(38,350)		403,250

Total Liabilities and Shareholders' Equity	$835,300	$229,500	$(83,300)		$981,500

A — To eliminate the current portion of notes receivable and accrued interest due from the Franchise Partnerships

B — To write-up the assets of one Franchise Partnerships (net of depreciation) for a prior purchase price adjustment

C — To eliminate the goodwill arising from the initial purchase of restaurants from Ruby Tuesday

D —To eliminate the long-term portion of notes receivable from the Franchise Partnerships, net of the bad debt reserve

E —To eliminate the balance of the investment in the Franchise Partnerships on Ruby Tuesday’s books and the deferred development fees on the Franchise Partnerships’ books

F — To eliminate the current portion of notes payable from the Franchise Partnerships to Ruby Tuesday

G — To eliminate interest payable to Ruby Tuesday on the Franchise Partnerships' notes

H — To eliminate the long-term portion of notes payable to Ruby Tuesday

I — To record deferred tax benefit of $7,925 in conjunction with cumulative effect of change in accounting principle, net of deferred tax expense of $75 anticipated to be incurred in first quarter fiscal 2004.

J — To eliminate the deferred development fees received from the Franchise Partnerships

K — To assign the Franchise Partnerships their share of minority interest